Exhibit 8.2

[HELLER EHRMAN LETTERHEAD]

November 9, 2005

AlgoRX Pharmaceuticals, Inc.

500 Plaza Drive

Secaucus, New Jersey 07094

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Agreement and Plan of Merger, including exhibits and schedules thereto, dated as of September 23, 2005 (the “Merger Agreement”), by and among Corgentech Inc., a Delaware corporation (“Parent”), Element Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and AlgoRx Pharmaceuticals, Inc., a Delaware corporation (“Company”). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company and the Company will become a wholly owned subsidiary of Parent (the “Merger”).

Except as otherwise provided, capitalized terms used but not defined in this opinion have the meanings set forth in the Merger Agreement and the registration statement on Form S-4 filed with the Securities and Exchange Commission, as amended at any time to and including the date hereof (the “Registration Statement”). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

You have requested our opinion of the material U.S. federal income tax consequences of the Merger described in the Registration Statement. In delivering this opinion, we have reviewed and relied upon (without any independent investigation) the facts, statements, descriptions and representations set forth in the Merger Agreement (including exhibits thereto), the Registration Statement (including exhibits thereto), and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We also have relied upon (without any independent investigation) certificates setting forth certain representations executed by officers of Parent, Merger Sub and the Company (the “Tax Representation Letters”).

In connection with rendering this opinion, we have assumed (without any independent investigation) that:

1.    Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

2.    Any representation or statement in any document referred to above made “to the knowledge of,” “to the best of the knowledge” or otherwise similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation in any document referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement.

3.    All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and will continue to be true and correct in all material respects as of the Effective Time of the Merger and all other relevant times, and no actions have been (or will be) taken which are inconsistent with such representations.

4.    The Merger will be reported by Parent, Merger Sub and the Company for federal and state income tax purposes in a manner consistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

5.    The Merger will be consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and will be effective under the applicable state laws.

AlgoRx Pharmaceuticals, Inc.

November 9, 2005

6.    The opinion dated November 9, 2005, rendered by Cooley Godward LLP pursuant to Section 5.16 of the Merger Agreement has been delivered and has not been withdrawn.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, (i) we are of the opinion that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) the disclosure in the Registration Statement under the heading “Material Federal Income Tax Consequences of the Merger,” constitutes our opinion of the material U.S. federal income tax consequences of the Merger, subject to the limitations set forth therein.

This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, all as in effect as of the date of this opinion. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is limited to the qualification of the Merger as a reorganization and the material U.S. federal income tax consequences of the Merger, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times.

We consent to the use of this opinion as an exhibit to the Registration Statement, to references to this opinion in the Registration Statement and to the use of our name in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”) or the rules or regulations promulgated thereunder or that we are experts with respect to any portions of the S-4 Registration Statement within the meaning of the term “experts” as used in the Securities Act, or the rules or regulations promulgated thereunder. The filing of this opinion as an exhibit to the S-4 Registration Statement and the references to the opinion and our firm therein are not intended to create liability under applicable state law to any person other than the Company, our client.

Very truly yours,

/s/    HELLER EHRMAN LLP

HELLER EHRMAN LLP